U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: March 27, 2001

                        Teltran International Group, Ltd.
             (Exact Name of registrant as specified in its Charter)

         Delaware                    0-25641                 11-3172507
(State of Incorporation)       Commission File No.          (IRS Employer
                                                         Identification No.)

One Penn Plaza, Suite 4429, New York NY                       10119
(Address of principal executive offices)                    (Zip Code)

                   Registrant's telephone number,(212)643-1600

Item 2.  Acquisition or Disposition of Assets

As of March 27, 2001 the Company completed the closing of the sale to NCT Network, Inc. ("NCTN") of its wholly owned subsidiary Teltran Web Factory Ltd. (Web Factory"). The Company received cash of $100,000 and shares of Series A preferred stock having a stated value of approximately (pound)4,900,000 or $7,350,000 (which it intends to value at a lower amount). The Company also may receive additional cash in the amount of $250,000. NCTN is also obligated to satisfy debt of (pound)1,500,000 or approximately $2,150,000 guaranteed by the Company in connection with the acquisition.

The Company transferred a portion of the preferred shares to Relocate411.com, Inc.("Relocate") a corporation affiliated with officers of the Company. These shares were used to satisfy amounts owed to Relocate for a advance which enabled us to pay installments of the Teltran Web Factory purchase price. Relocate received our Web Factory shares as security which Relocate released so that the shares could be sold to NCTN. A portion of the balance of the NCTN were delivered to certain funders and creditors of the company. The remaining shares of NCTN were delivered as security for advances and notes issued in satisfaction of claims by existing securities holder.

NCTN has rights of offset and may assert claims against the remaining cash installment payable by it and a portion of Series A Preferred Stock.

The date for accounting and other purposes may be dependent upon the date NCTN assumed control over Web Factory.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 Teltran International Group, Ltd.
Date: April 6, 2001

                                     /s/ Byron Lerner
                                       By: Byron Lerner
                                     Title: President